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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


Merrill Lynch & Co., Inc.:

We hereby consent to the use in this Form 11-K annual Report of our opinion dated June 16, 1995 (relating to the financial statements of the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan) appearing in Item (a) of such Form 11-K.

/s/ Deloitte & Touche LLP
New York, New York
June 28, 1995